(b)(3)
GOLDMAN SACHS TRUST
AMENDMENT NO. 2 TO AMENDED AND RESTATED BY-LAWS
          The undersigned Secretary of Goldman Sachs Trust (the “Trust”) hereby certifies that the following resolutions were duly adopted by the Trust’s Board of Trustees by unanimous written consent, effective as of October 16, 2009:
          RESOLVED, that Article VI, Section 1 of each Trust’s By-Laws be, and hereby is, amended and restated as set forth below:
Section 1. General Provisions. The Trustees shall elect or appoint the officers of the Trust. The officers of the Trust shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer and a Principal Financial Officer. The Trustees may also elect or appoint such other officers or agents as the business of the Trust may require, including one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents. Officers of the Trust shall have the power to grant, issue, execute, or sign such powers of attorney, proxies, certifications or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust or any Series thereof.
; and be it further
          RESOLVED, that Article VI, Section 6 of each Trust’s By-Laws be, and hereby is, amended and restated as set forth below:
Section 6. Powers and Duties of the Treasurer. The Treasurer shall deliver all funds of the Trust or any Series or Class thereof which may come into his hands to such Custodian as the Trustees may employ. The Treasurer shall in general perform all the duties incident to the office of a Treasurer and such other duties as from time to time may be assigned to him by the Trustees and the President.
; and be it further
          RESOLVED, that the following Section 7 of each Trust’s By-Laws be, and hereby is, included in Article VI as set forth below:
Section 7. Powers and Duties of the Principal Financial Officer. The Principal Financial Officer shall be the accounting officer of the Trust and shall: (i) render a statement of condition of the finances of the Trust or any Series or Class thereof to the Trustees as often as they shall require the same; (ii) perform such duties as are required of a principal financial officer under the federal securities laws, including the Sarbanes-Oxley Act of 2002; and (iii) in general perform all the duties incident to the office of a Principal Financial Officer and such other duties as from time to time may be assigned to him by the Trustees and the President. The Trustees may appoint the Treasurer or another person to serve as Principal Financial Officer.
; and be it further
          RESOLVED, that each Section subsequent to the new Section 7 of Article VI of each Trust’s By-Laws be, and each hereby is, renumbered accordingly; and be it further
          RESOLVED, that the officers of each Trust be, and each hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take such other actions as he or she may determine to be necessary or appropriate to carry out the intent or purposes of the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

/s/ Peter V. Bonnano
Name:	Peter V. Bonanno
Title:	Secretary